Exhibit 4.6

CERTIFICATE OF DESIGNATION

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

MXENERGY HOLDINGS INC.

Pursuant to Section 151(g) of the

Delaware General Corporation Law

MxEnergy Holdings Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

That pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) in accordance with the provisions of the Certificate of Incorporation of Corporation (the “Certificate of Incorporation”), the Board of Directors duly adopted the following resolution on November 17, 2008 creating a series of 1,500,000 shares of Preferred Stock designated as “Series B Convertible Preferred Stock”:

RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Certificate of Incorporation of the Corporation, a series of Preferred Stock, par value $.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares thereof, and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series, and the qualifications, limitations and restrictions thereof, are as follows:

SERIES B CONVERTIBLE PREFERRED STOCK

A.            Designation and Amount.  The designation of this series of convertible preferred stock shall be “Series B Convertible Preferred Stock,” with a par value of $.01 per share (hereinafter called the “Series B Stock”).

B.            Rights, Preferences, Privileges and Restrictions of Series B Stock.  The rights, preferences, privileges and restrictions granted to and imposed on the Series B Stock are as follows:

1.                             Dividend Provisions.

a.             The holders of shares of Series B Stock shall be entitled to receive, prior and in preference to the declaration or payment of any dividend or distribution to the holders of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”), or any other shares or securities of the Corporation ranking junior to the Series B Stock with respect to the payment of dividends or the distribution of assets on liquidation (“Junior Securities”), but pari passu with the holders of the Corporation’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Stock”), and in addition to and not in limitation of the dividend rights provided in subsection (B)1(b) below, dividends which shall accrue cumulatively on each share of Series B Stock at the rate and in the manner prescribed in subsection (B)1(a)(i) below from and including the date of issuance of such share of Series B Stock to but excluding the date on which any conversion of such share of Series B Stock shall have been effected, and payable when, as and if any dividend or distribution is declared by the Board of Directors on any share of any class of stock.

(i)            Dividends shall accrue on each share of Series B Stock at a rate per annum (computed on the basis of a 365-day year for the actual number of days elapsed) equal to twenty percent (20%) of the Original Series B Stock Issue Price (as defined below) for such share, compounded annually; provided, however, that the minimum amount of dividend declared, paid or payable on each share of Series B Stock shall not be less than the product of (A) the Original Series B Stock Issue Price and (B) 1.5 (hereinafter referred to the “Minimum Dividend Amount”); provided, further, that dividends shall stop accruing as of the Redemption Date (as defined below) with respect to any and all shares for which the Corporation has deposited the Redemption Price (as defined below) on or before the Redemption Date pursuant to Section (B)3(d) hereof.  Dividends shall be payable when, as and if any dividend or distribution is declared or paid by the Corporation on any share of any class of stock.  In the event of any liquidation, dissolution or winding up of the Corporation or the bankruptcy of the Corporation, all accrued and unpaid dividends on a share of Series B Stock (taking into account the Minimum Dividend Amount) shall be added (as contemplated by Section (B)2(a) below) to the liquidation preference of such share on the payment date, or upon the bankruptcy of the Corporation, as the case may be, accrued cumulatively to but excluding such payment date or bankruptcy on a daily basis.

(ii)           No dividend or other distribution (other than a dividend or distribution payable solely in Common Stock) shall be paid on or set apart for payment on Common Stock or any other Junior Securities, nor shall any payment be made on account of the purchase, redemption or retirement of any Common Stock or other Junior Securities, unless all accrued and unpaid dividends on the Series B Stock (taking into account the Minimum Dividend Amount) have been or contemporaneously are paid or set apart for payment in accordance herewith; provided, however, that, with the prior approval of the outstanding shares of Series B Stock to the extent required by Section (B)6 below, the Corporation may repurchase Common Stock owned by terminated employees of, or consultants to, the Corporation or its subsidiaries.  A conversion or exercise of a convertible security which by its terms is convertible into, exercisable for or exchangeable into Common Stock by the holder thereof shall not be deemed a purchase, redemption or retirement of the security so converted for purposes of this Section (B)1(a).

b.             Except for dividends or distributions in which the Conversion Price (as defined below) in effect for the Series B Stock shall be subject to adjustment pursuant to Sections (B)4(e) or (f) below, in addition to and not in limitation of the dividends provided for in Section (B)1(a), the holders of Series B Stock shall be entitled to receive dividends and other distributions equivalent to those declared or paid on Common Stock or any other Junior

Securities, determined as if the Series B Stock had been converted into Common Stock at the then effective Conversion Price (or, in the case of dividends or distributions on securities other than Common Stock, determined on a comparable basis), and payable when, as and if declared by the Board of Directors on such Common Stock or other Junior Securities.

c.             Notwithstanding anything herein to the contrary, in no event shall holders of Series B Stock receive any dividends or distributions in a lesser amount than the amount received by holders of any Junior Securities or less than they would have received if they had converted such Series B Stock into Common Stock immediately prior to such distribution (other than dividends or distributions payable solely in shares of Common Stock as part of a stock split).

d.             The repurchase, redemption or other acquisition or retirement for value of any shares of capital stock of the Corporation deemed to occur upon the exercise or exchange of stock options, warrants or other similar rights to the extent such shares of capital stock represent a portion of the exercise or exchange price of those stock options, and the repurchase, redemption or other acquisition or retirement of shares of capital stock made in lieu of withholding taxes resulting from the exercise or exchange of stock options, warrants or other similar rights, shall not constitute a dividend for purposes of this Section (B)1.

e.             Notwithstanding anything herein to the contrary, on each date on which the Corporation proposes to pay any dividends or distributions in respect of the Series B Stock or the Series A Stock, the Corporation shall apply the aggregate amount to be so paid:

(i)            first, to the payment to the holders of the Series A Stock, share and share alike, until there shall have been received under this clause (i) an amount equal to the aggregate dividends accrued on the Series A Stock through the Original Issue Date (as defined in Section (B)4(d) below) to the extent such accrued dividends are unpaid as of the date of the payment being made pursuant to this clause (i), and

(ii)           then, to the payment to the holders of the Series A Stock, share and share alike within such series, and to the holders of the Series B Stock, share and share alike within such series, with the aggregate amount being so paid pursuant to this clause (ii) to be allocated between the holders of the Series A Stock as a class and the holders of the Series B Stock as a class pro rata in proportion to the amount of dividends accrued and unpaid as of the date of such payment on each of such Series, taking into account the payment in clause (i) above.

2.                             Liquidation Preference.

a.             In the event of a Liquidation Event (as defined in Section (B)2(c) below), the holders of Series B Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock or any other Junior Securities by reason of their ownership thereof, but pari passu with the holders of the Series A Stock as provided in Section (B)2(h) below, an amount per share in cash equal to the greater of (i) the sum of (x) the Original Series B Stock Issue Price (as defined in Section (B)4(a) below)) for each share of Series B Stock then held by them (as adjusted for any stock splits, stock dividends, stock combinations, recapitalizations and similar transactions), plus

(y) all accrued or declared but unpaid dividends on such Series B Stock as of the date of such event ((x) and (y) collectively, the “Series B Stock Liquidation Preference”) or (ii) the amount per share of Series B Stock that each holder would have received if such holder had converted its shares of Series B Stock into Common Stock immediately prior to such Liquidation Event.

b.             In the event of a Liquidation Event, following completion of the distributions required by the first sentence of paragraph (a) of this Section (B)2, if assets or surplus funds remain in the Corporation, the holders of Common Stock shall share ratably in all remaining assets and surplus funds of the Corporation, based on the number of shares of Common Stock then held by each such holder.

c.             For purposes of this Section (B)2, unless waived by the holders of a majority of the outstanding shares of Series B Stock, a “Liquidation Event” shall mean the occurrence of any of the following events:

(i)            Any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary;

(ii)           any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which either (A) the outstanding shares of Common Stock are exchanged for other securities or consideration and the stockholders of the Corporation immediately prior to such event hold less than 50% of the voting securities of the Corporation (or other surviving entity) immediately after such event or (B) the Corporation shall not be the continuing or surviving entity of such consolidation, merger or reorganization, unless as a result of such consolidation, merger or reorganization the holders of the Series B Stock receive in exchange for such Series B Stock, shares of preferred stock of the surviving entity of such consolidation, merger or reorganization having the same rights, preferences, privileges and restrictions as the Series B Stock;

(iii)          any transaction or series of related transactions occurring after the Initial Original Issue Date (as defined in Section (B)4) in which a person or group of persons (as defined under the Securities Exchange Act of 1934) acquires beneficial ownership (as defined under the Securities Exchange Act of 1934) of more than 50% of the Corporation’s voting power, except for acquisitions of securities of the Corporation by an existing stockholder; or

(iv)          any sale, conveyance, exchange, lease or transfer (including, without limitation, by merger, consolidation or reorganization) in any transaction or series of related transactions of all or substantially all of the assets or property of the Corporation.

For the avoidance of doubt, any redemption pursuant to Section (B)3 hereof shall not be deemed to be a Liquidation Event.  In addition, following the payment in full of the amount required in Section (B)2(a) upon a Liquidation Event described in Section (B)2(c)(iii) hereof, such Series B Stock shall no longer be considered outstanding.

d.             In the event of a Liquidation Event, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value.  Any securities received as consideration shall be valued as follows:

(i)            Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(1)           If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-business day period ending three (3) business days prior to the closing;

(2)           If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30-business day period ending three (3) business days prior to the closing; and

(3)           If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

(ii)           The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i)(1), (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

e.             At any time before the second anniversary of the Initial Original Issue Date (as defined in Section (B)4(d)), the Corporation may not effect or enter into any agreement in principle, letter of intent, acquisition agreement or other similar agreement to effect a Liquidation Event described in Section (B)2(c) above (other than in connection with a Qualified Public Offering (as defined herein)) without the prior written consent of the holders a majority of the voting power of the outstanding shares of the Series B Stock and Series A Stock, voting together as a single class on an as-converted basis, unless the aggregate amount payable in such Liquidation Event in respect of each share of Series B Stock is an amount such that the aggregate amount received by the holders of the Series B Stock for their shares of Series B Stock as a result of the Liquidation Event shall be (x) no less than one and three-quarters (1.75) times the Original Series B Stock Issue Price, for a Liquidation Event that is consummated before the first anniversary of the Initial Original Issue Date or (y) no less than two and one-half (2.5) times the Original Series B Stock Issue Price, for a Liquidation Event that is consummated after the first anniversary of the Initial Original Issue Date and on or before the second anniversary of the Initial Original Issue Date.

f.              The Corporation shall mail to each holder of Series B Stock, at least twenty (20) days prior to the occurrence of a Liquidation Event of the type described in Section (B)2(c)(i), (ii) and (iv) and promptly after becoming aware of the occurrence of a Liquidation Event of the type described in Section (B)2(c)(iii), a notice setting forth the date on which such Liquidation Event is expected to become effective and the type and amount of anticipated proceeds per share of Series B Stock and Common Stock to be distributed with respect thereto.

g.             In the event that, immediately prior to the closing of a transaction described in Section (B)2(c)(i), (ii) and (iv) the cash distribution required by Section (B)2(a) has not been made, to the extent cash is available for such distribution, the Corporation shall forthwith either:

(i)            cause such closing to be postponed until such time as such cash distributions have been made, or

(ii)           cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series B Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection (B)4(j) hereof.

h.             Notwithstanding anything herein to the contrary, if, upon the occurrence of a Liquidation Event, the assets and/or funds to be distributed among the holders of Series B Stock and Series A Stock shall be insufficient to permit the payment to such holders of the full amount of the Series B Stock Liquidation Preference and the Series A Stock Liquidation Preference (as defined in the Certificate of Designation for the Series A Stock), as applicable, then the entire assets and/or funds of the Corporation legally available for distribution shall be allocated between the holders of the Series A Stock as a class and the holders of the Series B Stock as a class pro rata in proportion to the aggregate liquidation preference of each of the Series B Stock as a class and the Series A Stock as a class and shall be distributed to the holders of the Series A Stock, share and share alike within such series, and to the holders of the Series B Stock, share and share alike within such series.

3.                             Redemption Rights.

a.             Subject to Section (B)3(c) below, the Corporation shall have the right at any time, and from time to time, during the Redemption Period (as defined below) to redeem all, and not less than all, of the outstanding shares of Series B Stock (the “Redemption Shares”) at a per share price (the “Redemption Price”) in cash equal to the Series B Stock Liquidation Preference as of the Redemption Date (as defined below).

b.             The redemption right set forth in Section (B)3(a) above shall be exercised by the Corporation by providing written notice of such redemption (the “Redemption Notice”), first class postage prepaid, to each holder of record (as of the close of business on the business day preceding the date of the Redemption Notice) of shares of Series B Stock at the address last shown on the records of the Corporation for such holder or given by the holder to the Corporation for the purpose of notice, at least 30 (thirty) days, but no more than 60 (sixty) days prior to the date on which such redemption shall take place (“Redemption Date”).  The Redemption Notice shall specify the number of shares that will be redeemed, the Redemption Price, the place at which payment may be obtained for redeemed shares and such other information as the Corporation may deem advisable to provide regarding the redemption of the Redemption Shares.

c.             If, within (x) twenty (20) days after receipt of the Redemption Notice (assuming no dispute regarding the calculation of Fair Market Value (as defined below)) or (y) ten (10) days after the Appraiser(s) have calculated Fair Market Value in accordance with Section (B)3(e) below, the holders of a majority of the voting power of the outstanding shares of the Series B Stock (voting on an as-converted basis) (the “Majority Series B Owners”) determine in good faith that the Fair Market Value (as calculated in accordance with Section (B)3(e) below) on the date of the Redemption Notice of the shares of Common Stock into which the Redemption Shares may be converted would not provide the Majority Series B Owners with an internal rate of return on an annualized basis (computed on the basis of a 365-day year for the actual number of days elapsed, using a terminal value equal to the Company Value (as defined herein) and including previously paid dividends and distributions) (“IRR”) of at least 40% on their respective investments in the Series B Stock, then such Majority Series B Owners shall mail (first class postage prepaid) or deliver personally or by telecopier to the Corporation at its then principal office, a response stating such fact (the “Response”).  If the Corporation receives a Response to the Redemption Notice from the Majority Series B Owners, the Corporation may not exercise the redemption right set forth in Section (B)3(a) above and the Redemption Notice shall be null and void.

d.             Three (3) days prior to the Redemption Date, the Corporation shall deposit the Redemption Price for all Redemption Shares not yet redeemed or converted, with a bank or trust company having aggregate capital and surplus in excess of $500,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed or converted.  Simultaneously, the Corporation shall deposit irrevocable instructions and authority with such bank or trust company to pay, on and after the Redemption Date, the Redemption Price of the Redemption Shares to the holders thereof upon surrender of their certificates.  The balance of any monies deposited by the Corporation pursuant to this paragraph remaining unclaimed at the expiration of six (6) months following the Redemption Date (or in the event of a disagreement as to Fair Market Value, six (6) months following the date of the final Fair Market Value determination, if later) shall thereafter be returned to the Corporation, provided that the stockholder to whom such monies would be payable hereunder shall be entitled to receive such monies upon proof of ownership of the Series B Stock.

e.             The “Fair Market Value” of each share of Series B Stock shall mean the amount per share that would be distributable to a holder of such share of Series B Stock pursuant to Section (B)2 above if an amount equal to the Company Value (as defined below) was available for distribution; provided, however, that an arm’s-length sale for cash or Common Stock (the exercise or conversion of Options or Convertible Securities (as defined in Section (B)4(d)) shall not be considered a sale) within the six months prior to the date on which Fair Market Value is to be determined shall be dispositive as to the calculation of Fair Market Value.  The “Company Value” shall mean the fair market value of the Corporation on the date of delivery of the Redemption Notice, or Election Notice of the conversion date, as applicable, determined by the amount a willing buyer would pay in cash to a willing seller under no compulsion to sell for all outstanding Common Stock on a fully diluted basis (but excluding any Common Share Equivalents (as defined in Section (B)4(e)(i) below) which on the date of determination the issuance of which would be antidilutive), as determined in good faith by the Board of Directors; provided, however, that if the Majority Series B Owners object in good faith to the Company Value determination of the Board of Directors (and thereby the Fair Market

Value determination of the Board of Directors) within twenty (20) days after receipt thereof, such Majority Series B Owners may request that the Company Value determination (and thereby the Fair Market Value determination), be made by an independent investment banking firm selected by agreement of the Majority Series B Owners and the Board of Directors.  In the absence of an agreed upon selection of such independent investment banking firm, the Board of Directors may select an independent investment banking firm (the “First Appraiser”) and the Majority Series B Owners may select an independent investment banking firm (the “Second Appraiser”) and the final Fair Market Value determination shall be the price agreed upon by the First Appraiser and Second Appraiser, or if they cannot agree, the First and Second Appraiser shall select a third independent investment banking firm (the “Third Appraiser,” collectively with the First and Second Appraisers, the “Appraisers”) to choose one of the two values determined by the First and Second Appraiser and no other value.  If the Fair Market Value determination of the Appraisers is more than five percent (5%) greater than the Fair Market Value determination of the Board of Directors, then all expenses incurred in connection with such Appraisers in the determination of the Fair Market Value shall be borne by the Corporation; otherwise, such costs shall be borne pro rata by the Majority Series B Owners.

f.              The “Redemption Period” shall mean any time after the fifth anniversary of the Original Issue Date (as defined in Section (B)4(d) herein) with respect to any share of Series B Stock and prior to the consummation of a Liquidation Event or a Qualified Public Offering (as defined below).

g.             Redemption Option.

(i)            Notwithstanding the Corporation’s redemption right set forth in Section (B)3(a) above, at any time during the Redemption Period, the Majority Series B Owners shall have the right (the “Redemption Option”), by the giving of written notice to the Corporation (an “Election Notice”), to require that the Corporation offer to redeem all outstanding shares of Series B Stock (the “Redemption Option Shares”) at a per share price (the “Redemption Option Price”) in cash equal to the greater of (i) the Fair Market Value (calculated as set forth in Section (B)3(e) above) of the shares of Common Stock into which such Redemption Option Shares may be converted on the date of the Election Notice or (ii) the Series B Stock Liquidation Preference as of the date of an Election Notice.  This Redemption Option may be exercised only if the Fair Market Value (calculated as set forth in Section (B)3(e) above) of the shares of Common Stock into which the Series B Stock may be converted on the date of the Election Notice would not provide the Majority Series B Owners with an IRR of at least 25% on their respective investments in the Series B Stock.

(ii)           As promptly as practicable after the Corporation receives an Election Notice (and in any event within 45 days after receipt of an Election Notice), the Corporation shall mail written notice (the “Company Notice”), first class postage prepaid, to each holder of record (as of the close of business on the business day preceding the day on which the Corporation received such Election Notice) of shares of Series B Stock at the address last shown on the records of the Corporation for such holder or given by the holder to the Corporation for the purpose of notice, notifying such holder of either (x) the right of such holder to have its shares of Series B Stock redeemed, specifying the number of shares which such holder may require be redeemed, the Redemption Option Price, the date the redemption is to commence (the “Redemption Option Date”) (which shall be no later than 120 days after receipt by the Corporation of the Election Notice), the place at which payment may be obtained for redeemed shares and such other information as the Corporation may deem advisable to provide regarding the redemption of the Redemption Option Shares or (y) the Corporation’s election to grant the Exercising Holders (as defined below) the right set forth in Section (B)5(c) below.

(iii)          Within ten (10) days after receipt of a Company Notice, each holder of shares of Series B Stock desiring to have all or any portion of such shares redeemed (each an “Exercising Holder” and, collectively, the “Exercising Holders”) shall mail (first class postage prepaid) or deliver personally or by telecopier to the Corporation at its then principal office, a response specifying whether and to what extent such holder elects to have shares redeemed (the “Response”).  Any holder of Series B Stock that fails to provide its Response in a timely manner or that elects not to have its shares redeemed shall not be eligible to have such shares redeemed unless and until a subsequent Election Notice is delivered.

(iv)          The Corporation shall deposit the Redemption Option Price for all Redemption Option Shares not yet redeemed or converted in the same manner as set forth in Section (B)3(d) above with respect to such Redemption Option Shares.

(v)           [Reserved.]

(vi)          In the event that any holder of Series B Stock opts not to participate in the Redemption Option granted to the Majority Series B Owners pursuant to this Section (B)3(g) as of the Redemption Option Date, each such non-participating holder shall irrevocably and unconditionally forever waive any and all rights to exercise the Redemption Option hereunder.

4.             Conversion.  The holders of Series B Stock shall have conversion rights as follows (the “Conversion Rights”):

a.             Right to Convert.  Each share of Series B Stock shall be convertible, at the option of the holder thereof at any time after the date of issuance of such share, in each case at the office of the Corporation or any transfer agent for the Series B Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series B Stock Issue Price by the Conversion Price at the time in effect for such shares.  The initial “Conversion Price” per share for shares of Series B Stock shall be determined in accordance with the following formula (and the quotient of such formula as of each applicable Original Issue Date is referred to herein as the “Original Series B Stock Issue Price”):

Company Value (as defined below for purposes of this Section (B)4(a))

The total number of shares of Common Stock on a fully diluted basis (but excluding any Common Share Equivalents (as defined in Section (B)4(e)(i) below) which on the date of determination the issuance of which would be antidilutive) as of the applicable Original Issue Date where

“Company Value” shall mean the fair market value of the Corporation on the applicable Original Issue Date (as defined in Section (B)4(d)), determined by the amount a willing buyer would pay in cash to a willing seller under no compulsion to sell, for all of the Common Stock of the Corporation on a fully diluted basis (but excluding any Common Share Equivalents which on the date of determination the issue of which would be antidilutive) as determined in good faith by the Board of Directors; provided, however, that if the Majority Series B Owners object in good faith to the Original Series B Stock Issue Price determination of the Board of Directors within twenty (20) days after receipt thereof, such Majority Series B Owners may request that the determination of Company Value (and/or the number of shares of Common Stock) be made by an independent investment banking firm selected by agreement of the Majority Series B Owners and the Board of Directors.  In the absence of an agreed upon selection of such independent investment banking firm, the Board of Directors may select an independent investment banking firm (the “First Appraiser”) and the Majority Series B Owners may select an independent investment banking firm (the “Second Appraiser”) and the final determination of Company Value (and/or the number of shares of Common Stock) shall be the amount(s) agreed upon by the First Appraiser and Second Appraiser, or if they cannot agree, the First and Second Appraiser shall select a third independent investment banking firm (the “Third Appraiser,” collectively with the First and Second Appraisers, the “Appraisers”) to choose one of the two computations determined by the First and Second Appraiser and no other computations.  If the determination of Company Value (and/or the number of shares of Common Stock) of the Appraisers is more than five percent (5%) greater than the determination  of Company Value (and/or the number of shares of Common Stock) of the Board of Directors, then all expenses incurred in connection with such Appraisers in the determination of Company Value (and/or the number of shares of Common Stock) shall be borne by the Corporation; otherwise, such costs shall be borne pro rata by the Majority Series B Owners;

provided, however, that the Conversion Price in effect from time to time for the Series B Stock shall be subject to adjustment pursuant to Sections (B)4(d), (e), (f) and (g) below.  Notwithstanding the foregoing, if the Fair Market Value of the Common Stock (calculated as set forth above as of the conversion date ) is at a level that would provide the Majority Series B Owners an IRR of less than 20% on their respective investments in the Series B Stock, then each share of Series B Stock shall be convertible into such number of fully paid and nonassessable shares of shares of Common Stock as is determined by dividing the Series B Stock Liquidation Preference by the Conversion Price then in effect for such shares.

b.             Automatic Conversion.  Each share of Series B Stock shall automatically be converted into that number of fully paid and nonassessable shares of Common Stock as set forth in Section (B)4(a) above immediately upon the consummation of the Corporation’s sale of shares of its Common Stock in a bona fide firm commitment underwritten public offering pursuant to a registration statement on Form S-1 (or a successor form) under the Securities Act of 1933, as amended, which results in an aggregate offering price of not less than $75,000,000 and a per share offering price of not less than (x) one and three-quarters (1.75) times the Conversion Price for offerings occurring on or prior to the first anniversary of the Initial Original Issue Date (as defined in Section (B)4(d)) and (y) two and one-half (2.5) times the Conversion Price for offerings occurring after the first anniversary of the Initial Original Issue Date (as defined in Section (B)4(d)) (a “Qualified Public Offering”).

c.             Mechanics of Conversion.

(i)            If the conversion is pursuant to Section (B)4(a), each conversion of shares of Series B Stock into shares of Common Stock shall be effected by the surrender of the certificate(s) evidencing the shares of  Series B Stock to be converted (the “Converting Shares”) at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of Series B Stock) at any time during its usual business hours, together with written notice by the holder of such Converting Shares, (i) stating that the holder desires to convert the Converting Shares, or a specified number of such Converting Shares, evidenced by such certificate(s) into shares of Common Stock (the “Converted Shares”), and (ii) giving the name(s) (with addresses) and denominations in which the certificate(s) evidencing the Converted Shares shall be issued, and instructions for the delivery thereof.  Upon receipt of the notice described in the first sentence of this subsection (B)4(c)(i), together with the certificate(s) evidencing the Converting Shares, the Corporation shall be obligated to, and shall, issue and deliver in accordance with such instructions the certificate(s) evidencing the Converted Shares issuable upon such conversion and a certificate (which shall contain such legends, if any, as were set forth on the surrendered certificate(s)) representing any shares which were represented by the certificate(s) surrendered to the Corporation in connection with such conversion but which were not Converting Shares and, therefore, were not converted.  Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the close of business on the date on which such certificate(s) shall have been surrendered and such written notice shall have been received by the Corporation, and at such time the rights of the holder of such Converting Shares as such holder shall cease, and the person(s) in whose name or names any certificate(s) evidencing the Converted Shares are to be issued upon such conversion shall be deemed to have become the holder(s) of record of the Converted Shares.

(ii)           If the conversion is pursuant to Section (B)4(b), each conversion of shares of Series B Stock into shares of Common Stock shall be automatic.  Upon such conversion, each holder of Series B Stock shall surrender the certificate(s) evidencing such holder’s Converting Shares at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of Series B Stock) at any time during its usual business hours, together with written notice by such holder of such Converting Shares giving the name(s) (with addresses) and denominations in which the certificate(s) evidencing the Converted Shares shall be issued, and instructions for the delivery thereof.  Upon receipt of such notice, together with the certificate(s) evidencing the Converting Shares, the Corporation shall be obligated to, and shall, issue and deliver in accordance with such instructions the certificate(s) evidencing the Converted Shares issuable upon such conversion.

(iii)          Upon the issuance of the Converted Shares in accordance with this Section (B)4, such shares shall be deemed to be duly authorized, validly issued, fully paid and non-assessable.

(iv)          If the conversion is pursuant to Section (B)4(a) and the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Series B Stock for conversion as permitted herein, be conditioned upon the closing of such underwritten sale of securities pursuant to such offering in which event the person(s) entitled to receive the shares issuable upon such conversion shall not be deemed to have converted such shares until immediately prior to the closing of such sale of securities.

d.             Adjustments to Conversion Price of Series B Stock for Certain Diluting Issues.

(i)            Special Definitions.  For purposes of this Section (B)4, the following definitions shall apply:

(1)           “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (as defined below).

(2)           “Original Issue Date” shall mean, with respect to each share of Series B Stock, the date on which such share was issued upon conversion of any of those certain Bridge Notes (collectively, the “Bridge Notes”), dated as of November 17, 2008, made by MxEnergy Inc. and MxEnergy Electric Inc. in favor of Charter MX LLC, Denham Commodity Partners Fund LP and certain members of the Corporation’s senior management (and the date on which any Bridge Note is first converted into Series B Stock is referred to as the “Initial Original Issue Date”).

(3)           “Convertible Securities” shall mean any evidence of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

(4)           “Additional Common Stock” shall mean all Common Stock issued (or, pursuant to subsection (B)4(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, including in connection with the exercise of antidilution rights provided in that certain Third Amended and Restated Stockholders’ Agreement dated as of June 25, 2004 among the Corporation and the stockholders listed thereon, as amended (the “Stockholders’ Agreement”), other than Common Stock issued or issuable:

(A)          upon conversion of the Series A Stock or the Series B Stock;

(B)           to officers, directors or employees of, or consultants to, the Corporation pursuant to (i) stock options or warrants outstanding on the Original Issue Date, or (ii) stock agreements, purchase plans, employee incentive programs or stock options granted after the Original Issue Date on terms approved by the Board of Directors;

(C)           [Reserved];

(D)          as all or part of the consideration for the acquisition (whether by merger or otherwise) by the Corporation of stock or assets of any other entity in a transaction approved by the Board of Directors;

(E)           pursuant to any transaction determined by the Board of Directors to be strategic, up to an aggregate of twenty percent (20%) of the then outstanding shares of Common Stock on a fully diluted basis; provided, however, that such issuance is approved by a majority of the Board of Directors, and such issuance is not for the principal purpose of raising equity capital;

(F)           pursuant to Options approved by the Board of Directors and issued to vendors, lenders or equipment lessors; in each case either (x) representing in the aggregate less than 5% of the outstanding capital stock of the Corporation, or (y) approved by the Board of Directors;

(G)           upon conversion or exercise of Options or Convertible Securities, the issuance of which has been approved by the Board of Directors;

(H)          [Reserved];

(I)            in connection with a Qualified Public Offering;

(J)            as a dividend or distribution on the Series A Stock or Series B Stock;

(K)          as a dividend in kind on any series of preferred stock of the Corporation; and

(L)           for which adjustment of the Conversion Price of the Series B Stock is made pursuant to subsection (B)4(e).

(ii)           No Adjustment of Conversion Price.  No adjustment in the Conversion Price of the Series B Stock shall be made in respect of the issuance of Additional Common Stock unless the consideration per share (determined pursuant to subsection (B)4(d)(v) hereof) for Additional Common Stock issued or deemed to be issued (pursuant to subsection (B)4(d)(iii)) by the Corporation is less than the Conversion Price for such share of Series B Stock in effect on the date of, and immediately prior to, such issue.

(iii)          Deemed Issue of Additional Common Stock.  In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Common Stock (unless the Common Stock issuable pursuant to such Options or Convertible Securities are excluded from the definition of Additional Common Stock by any subpart of subsection (B)4(d)(i)(4)), issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to subsection (B)4(d)(v) hereof) of such Additional Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Common Stock is deemed to be issued:

(1)           no further adjustments in the Conversion Price of the Series B Stock shall be made upon the subsequent issue of Convertible Securities or Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(2)           if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof (including any such increase or decrease under or by reason of provisions designed to protect against dilution), the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Conversion Price shall affect Common Stock previously issued upon conversion of any shares of Series B Stock);

(3)           upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(A)          in the case of Convertible Securities or Options for Common Stock, the only Additional Common Stock issued was the Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange (provided, however, that no such adjustment of the Conversion Price shall affect Common Stock previously issued upon conversion of any shares of Series B Stock), and

(B)           in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of the issuance of such Options, and the consideration received by the Corporation for the Additional Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to subsection (B)4(d)(v)(2)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised (provided, however, that no such adjustment of the Conversion Price shall affect Common Stock previously issued upon conversion of any shares of Series B Stock);

(4)           no readjustment pursuant to clause (2) or (3) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (a) the applicable Conversion Price on the original adjustment date, or (b) the applicable Conversion Price that would have resulted from any issuance of Additional Common Stock between the original adjustment date and such readjustment date; and

(5)           in the case of any Options which expire by their terms not more than 90 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (3) above.

(iv)          Adjustment of Series B Stock Conversion Prices Upon Issuance of Additional Common Stock.  In the event the Corporation at any time after any Original Issue Date shall issue Additional Common Stock (including Additional Common Stock deemed to be issued pursuant to subsection (B)4(d)(iii) but subject to the exclusions of subsection (B)4(d)(i)(4)) without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue for the Series B Stock, then and in such event each applicable Conversion Price shall be reduced, concurrently with such issue, to the Conversion Price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of shares of Additional Common Stock so issued would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Additional Common Stock so issued; provided that, for the purposes of this subsection (B)4(d)(iv), all Common Stock issuable upon conversion of all outstanding shares of Series B Stock shall be deemed to be outstanding.

(v)           Determination of Consideration.  For purposes of this subsection (B)4(d), the consideration received by the Corporation for the issue of any Additional Common Stock shall be computed as follows:

(1)           Cash and Property.  Such consideration shall:

(A)          insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(B)           insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as reasonably determined in good faith by the Board of Directors; and

(C)           in the event shares of Additional Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received for the shares of Additional Common Stock, computed as provided in clauses (A) and (B) above, as reasonably determined in good faith by the Board of Directors.

(2)           Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Common Stock deemed to have been issued pursuant to subsection (B)4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing:

(A)          the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise in full of such Options or the conversion or exchange of all such Convertible Securities, or in the case of Options for Convertible Securities, the exercise in full of such Options for Convertible Securities and the conversion or exchange of all such Convertible Securities, by

(B)           the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

(vi)          Applicability of Certain Adjustments.  For the avoidance of doubt, any adjustment which is otherwise required to be made in respect of the Series B Stock as a consequence of any of the provisions in this Section (B)4(d) shall only be made with respect to shares of Series B Stock for which the Original Issue Date has occurred on or prior to the date of the event or circumstance which give rise to any adjustment pursuant to this Section (B)4(d).

e.             Conversion Price Adjustments for Subdivisions, Combinations or Consolidations of Common Stock.

(i)            In the event the Corporation should at any time or from time to time after the date hereof fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of shares of Common Stock entitled to receive a dividend or other distribution payable in additional Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional Common Stock (hereinafter referred to as “Common Share Equivalents”), without payment of any consideration by such holder for the additional Common Stock or the Common Share Equivalents (including the additional Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series B Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such Series B Stock shall be increased in proportion to such increase of outstanding shares of Common Stock and shares issuable with respect to Common Share Equivalents.

(ii)           If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price of the Series B Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such Series B Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

f.              Other Distributions.  In the event the Corporation shall declare a distribution payable in securities of other entities or persons, evidences of indebtedness issued by the Corporation or other entities or persons, assets (excluding cash dividends) or options or rights not referred to in subsection (B)4(e)(i), the holders of the Series B Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series B Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution or, if no such record date is fixed, as of the date such distribution is made.

g.             Recapitalizations.  If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination, merger or sale of assets transaction provided for elsewhere in this Section (B)4), provision shall be made so that the holders of Series B Stock shall thereafter be entitled to receive upon conversion of the Series B Stock the number of shares of stock or other securities or property of the Corporation to which a holder of Common Stock would have been entitled on recapitalization.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section (B)4 with respect to the rights of the holders of the Series B Stock after the recapitalization to the end that the provisions of this Section (B)4 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series B Stock) shall be applicable after that event as nearly equivalent as may be practicable.

h.             No Impairment.  The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section (B)4 and in the taking of all such actions as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Stock against impairment.

i.              No Fractional Shares and Certificate as to Adjustments.

(i)            In lieu of any fractional shares to which a holder of Series B Stock would otherwise be entitled upon conversion, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock, as determined in good faith by the Board of Directors of the Corporation.  Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii)           Upon the occurrence of each adjustment or readjustment of the Conversion Price of any Series B Stock pursuant to this Section (B)4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Series B Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Series B Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price of the Series B Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s shares of Series B Stock.

j.              Notices of Record Date.  In the event that the Corporation shall propose at any time:  (i) to declare any dividend or distribution upon any class or series of capital stock, whether in cash, property, stock or other securities; (ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iii) to merge or consolidate with or into any other corporation, to sell, lease or convey all or substantially all of its property or business, to liquidate, dissolve or wind up or to effect any other Liquidation Event; then, in connection with each such event, the Corporation shall mail to each holder of Series B Stock:

(1)           at least twenty (20) days’ prior written notice of the date on which a record shall be taken for such dividend or distribution (and specifying the date on which the holders of the affected class or series of capital stock shall be entitled thereto) or for determining the rights to vote, if any, in respect of the matters referred to in clauses (ii) and (iii) above; and

(2)           in the case of the matters referred to in clauses (ii) and (iii) above, written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holder in writing of the final approval of such transaction.  The first of such notices shall describe the material terms and conditions of the impending transaction (and specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event) and the Corporation shall thereafter give such holders prompt notice of any material changes.  The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein.

k.             Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock,  solely for the purpose of effecting the conversion of the shares of the Series B Stock, such number of its Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Stock, in addition to such other remedies as shall be available to the holders of such Series B Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

l.              Notices.  Any notice required by the provisions of this Section (B)4 to be given to the holders of shares of Series B Stock shall be deemed given if deposited in the United States mail, first class postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Corporation.

m.            Taxes and Costs.  The issue of certificates evidencing Common Stock upon conversion of Series B Stock in accordance with the terms provided herein shall be made without charge to the holders of such shares for any issue tax in respect thereof or other cost incurred by the Corporation in connection with such conversion; provided, however, the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series B Stock so converted.

5.                             Voting Rights.

a.             In addition to any voting rights required by law and the special voting rights provided in this Certificate, the holders of Series B Stock shall have the right to one vote for each share of Common Stock into which such share of Series B Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of shares of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the by-laws of the Corporation, and shall be treated for all purposes (including without limitation the determination of the presence of a quorum), and entitled to vote, together with holders of Common Stock as a single class, with respect to any issue, election, question or matter upon which holders of Common Stock have the right to vote.

b.             The holders of the Series B Stock, the Series A Stock and the Common Stock, together with the holders of any other outstanding class, if any, to the extent provided in the related certificate of designation, voting together as a single class, shall be entitled to elect the number of directors authorized, including the director designated by Lathi LLC as provided in the Stockholders’ Agreement.  In the case of any vacancy in the office of a director elected by the holders of a particular class or classes of stock, a successor shall be elected to hold office for the unexpired term of such director by the affirmative vote of the holders of a majority of the shares of that class or classes, as applicable, given at a special meeting of such stockholders duly called or by an action by written consent for that purpose or, in the absence of action by such holders, by action of the remaining directors elected by the holders of that class or classes, as applicable.  Any director who shall have been elected by the holders of a particular class or classes of stock may be removed from the Board of Directors during such director’s term of office, either for or without cause by, and only by, the affirmative vote of the holders of a majority of the shares of such class or classes, as applicable, given at a special meeting of the stockholders duly called or by an action by written consent for that purpose.

c.             [Reserved]

6.                             Protective Provisions.

a.             In addition to any other rights provided by law or set forth herein, so long as any shares of Series B Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of 75% of the outstanding shares of Series B Stock must be obtained (except as provided in clause (v) below):

(i)            create, authorize, designate or issue any shares of any class or series of capital stock of the Corporation that is senior to or on a parity with the Series B Stock as to dividends, the distribution of assets on a Liquidation Event, voting or otherwise;

(ii)           alter, change or amend the preferences or rights of the Series B Stock or class or series of capital stock of the Corporation that is senior to or on a parity with the Series B Stock as to dividends, the distribution of assets on a Liquidation Event, voting or otherwise;

(iii)          create, authorize, designate or issue any shares of the Series B Stock which are in addition to the number of shares initially authorized hereunder;

(iv)          purchase, redeem (other than pursuant to equity incentive agreements with non-officer employees giving the Corporation the right to repurchase shares upon the termination of services) or set aside any sums for the purchase or redemption of, or declare or pay any dividend (including a dividend payable in stock of the Corporation) or make any other distribution with respect to, any shares of capital stock or any other securities that are convertible into or exercisable for such stock, other than dividends on the Series B Stock; provided, however, that the Corporation may redeem shares of Series B Stock as provided in Section (B)3;

(v)           amend this Certificate of Designation, provided, however, that if the amendment will materially and adversely affect any Series B stockholder in a manner that is disproportionate to the treatment of all Series B stockholders, then the approval of holders of 85% of the outstanding shares of Series B Stock must first be obtained; or

(vi)          cause or permit any subsidiary of the Corporation directly or indirectly to take any actions described in clauses (i) through (v) above, other than issuing securities to the Corporation.

b.             In addition to any other rights provided by law or set forth herein, so long as any shares of Series B Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the voting power of the outstanding shares of the Series B Stock and Series A Stock, voting together as a single class on an as-converted basis:

(i)            effect any liquidation or dissolution of the Corporation or any other Liquidation Event;

(ii)           amend the Certificate of Incorporation or the Corporation’s By-Laws in any manner, except as required by law;

(iii)          change the nature of the Corporation’s business to any business which is fundamentally distinct and separate from the business currently conducted by the Company; or

(iv)          cause or permit any subsidiary of the Corporation directly or indirectly to take any actions described in clauses (i) through (iii) above, other than issuing securities to the Corporation.

c.             Notwithstanding anything herein to the contrary, for so long as at least $5,000,000 of original principal amount of Bridge Notes remains outstanding, the Corporation shall not take any action referred to in Section (B)6(a) hereof, whether or not it has obtained the requisite approval of the holders of the Series B Stock, without first obtaining the written consent of holders of Bridge Notes who own not less than seventh-five percent (75%) of the indebtedness then outstanding under the Bridge Notes.

7.             Status of Converted and/or Redeemed Stock.  In the event any shares of Series B Stock shall be redeemed pursuant to Section (B)3 hereof or converted pursuant to Section (B)4 hereof, such shares shall be canceled and shall not be re-issuable by the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be executed by its duly authorized officer this 17th day of November, 2008.

MXENERGY HOLDINGS INC.

By:	/s/ Jeffrey A. Mayer
Name:	Jeffrey A. Mayer
Title:	President